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Exhibit 99.1

Contact:
Kevin Rakin President & Chief Executive Officer Genaissance Pharmaceuticals, Inc. 203.773.1450 k.rakin@genaissance.com	Rhonda Chiger (Investors) Rx Communications 917.322.2569 rchiger@RxIR.com

For Immediate Release

Genaissance Pharmaceuticals Reports Second Quarter Results

—Record Quarterly Revenue and Integration of DNA Sciences Highlights Quarter—

New Haven, CT, August 13, 2003—Genaissance Pharmaceuticals, Inc. (Nasdaq: GNSC) today reported its financial results for the second quarter and half-year ended June 30, 2003.

For the three months ended June 30, 2003, revenues grew 61% to $3.1 million, compared to $1.9 million for the same period last year. Operating expenses for the current quarter decreased to $7.1 million, of which $5.1 million was attributable to research and development. These results compare to operating expenses of $15.2 million, of which $6.6 million was attributable to research and development, for the three months ended June 30, 2002. The 2002 results include a non-cash charge, taken in the second quarter of 2002, of $6.0 million related to the write-down of certain fixed assets, which the Company determined were impaired under current accounting rules. Genaissance's net loss for the three months ended June 30, 2003, narrowed to $3.8 million, or $0.17 per share, compared to a net loss of $13.5 million, or $0.59 per share, inclusive of the non-cash charge, for the three months ended June 30, 2002.

For the six months ended June 30, 2003, revenues grew 39% to $5.3 million, compared to $3.8 million for the same period last year. Operating expenses for the six months ended June 30, 2003, were $13.9 million, with $9.8 million attributable to research and development. These results compare to operating expenses of $25.9 million for the six months ended June 30, 2002, of which $14.9 million was attributable to research and development and $6.0 million related to the non-cash charge. The Company reported a net loss for the six months ended June 30, 2003, of $8.5 million, or $0.37 per share, compared to a net loss of $22.5 million, or $0.99 per share, inclusive of the non-cash charge, for the six months ended June 30, 2002.

As of June 30, 2003, the Company had cash, cash equivalents and marketable securities totaling $23.3 million.

"One year after we implemented our restructuring plan, I am pleased to report that the goals of the restructuring have been met," said Kevin Rakin, President and Chief Executive Officer of Genaissance Pharmaceuticals. "Our base business is meeting the targets we set for increasing revenues and steadily reducing our burn rate. During this quarter, we achieved the largest quarterly revenues and the lowest net loss since going public. Our acquisition of DNA Sciences enhances our ability to build a profitable base business and solidifies our leadership position in drug response pharmacogenetics. With our restructuring goals behind us, we will continue to focus on increasing our revenue base, including evaluating acquisition candidates, with the added goal of developing a smart product development approach for our proprietary programs."

Highlights of the quarter include:

Acquisition of Substantially All of the Assets of DNA Sciences

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In May, immediately following the close of the acquisition, Genaissance entered into a licensing agreement with Prometheus Laboratories under which Genaissance licensed Prometheus additional rights to a thiopurine S-methyltransferase (TPMT) diagnostic test, which Genaissance acquired from DNA Sciences. The TPMT test provides a genetic assessment of a patient's ability to metabolize the thiopurine class of drugs, which are commonly used to treat autoimmune and inflammatory diseases. Genaissance received an upfront license fee of $675,000 from Prometheus and receives royalties based on net sales. In addition, Genaissance and Prometheus intend to collaborate in identifying HAP™ Markers that are predictive of a patient's response to therapies in other areas of interest to Prometheus.

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Genaissance completed the integration of the operating business acquired from DNA Sciences, including retaining all of the current customers as well as signing new agreements. The operation provides GLP pharmacogenetic clinical services from a GLP-compliant and CLIA-licensed facility in Research Triangle Park, NC. The services include DNA purification and banking, sample anonymization and management, and genotyping for clinical trials. The integration plan included integrating employees, customers, systems, technology, and sales and marketing.

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Genaissance acquired intellectual property for diagnosing Long QT syndrome (LQT). LQT is caused by structural abnormalities in the potassium and sodium channels of the heart, which predispose affected persons to an abnormal heart rhythm (dysrrhythmia). Acquired LQT can be the result of the administration of a medication. More than 50 approved prescription drugs, in various therapeutic classes, are thought to prolong the QT-interval. Drug-induced LQT has led to the withdrawal of such well-known drugs as the heartburn agent Propulsid® and the antihistamine Seldane®. Genaissance is currently marketing to pharmaceutical companies the ability to include LQT genetics in drug development and expects to launch a diagnostic test for diagnosing familial LQT in the first quarter of 2004.

Additional Corporate Highlights

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Genaissance appointed Ben D. Kaplan to the position of Senior Vice President and Chief Financial Officer (CFO). Mr. Kaplan was previously Senior Vice President Finance and CFO at Ikonisys, Inc., an emerging diagnostic company, and Vice President and CFO at Packard Bioscience Company, where he was involved in all aspects of corporate transactions, including the $750 million sale of the company to PerkinElmer, as well as nine acquisitions over a four-year period. In addition, Mr. Kaplan led Packard's $100 million initial public offering in April 2000 and $300 million corporate recapitalization.

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Genaissance sponsored the 6th Annual Pharmacogenetics and Medicine Lectures at the Yale University School of Medicine. Janet Woodcock, M.D., Director, Center for Drug Evaluation and Research, FDA, gave the key note address. The FDA previously announced a broad initiative to help make innovative medical technology, including pharmacogenomics, available sooner and to reduce the costs of developing safe and effective medical products. Later this year, the FDA is expected to issue draft guidance for using pharmacogenomics. The FDA has also scheduled a workshop for November 2003 on issues that are involved in submitting pharmacogenomics information to the agency.

Genaissance will host a conference call and web cast to discuss events disclosed in this press release. The previously-announced call is scheduled for today at 11:00 a.m. Eastern Time. To participate in this call, dial 913-981-5542, confirmation code 589054, shortly before 11:00 a.m. A replay of the call will be available from 2:00 p.m. Eastern Time through 12:00 midnight on Tuesday, August 19, 2003. The replay number is 719-457-0820, confirmation code 589054. The web cast can be accessed at www.genaissance.com.

Genaissance Pharmaceuticals, Inc. is a world leader in the discovery and use of human gene variation for the development of personalized medicines and DNA-based diagnostics. Genaissance markets its technology, clinical development skills and pharmacogenetic services to the pharmaceutical industry as a complete solution for improving the development, marketing and prescribing of drugs. Genaissance has agreements with major pharmaceutical, diagnostic and biotechnology companies. Genaissance is headquartered in Science Park in New Haven, Connecticut.

This press release contains forward-looking statements, including statements about the expected growth and development of Genaissance's business, including revenue and operating expenses, expected financial performance, the demand for GLP services, the launch of a diagnostic test for familial LQT, and the ability of Genaissance to apply its technologies to the development, marketing and prescribing of drugs and to detect associations between clinical outcomes and genetic variation. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to in such statements, including, but not limited to, the extent to which genetic markers (haplotypes) are predictive of clinical outcomes and drug efficacy and safety, the attraction of new business and strategic partners, the endorsement by regulatory agencies and the adoption of our technologies by the pharmaceutical industry, the timing and success of clinical trials, competition from pharmaceutical, biotechnology and diagnostics companies, the strength of our intellectual property rights and those risks identified in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2003 and our Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission from time to time. The forward-looking statements contained herein represent the judgment of Genaissance as of the date of this release. Genaissance disclaims any obligation to update any forward-looking statement.

(Tables Follow)

GENAISSANCE PHARMACEUTICALS, INC.

Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
License and service revenue	$3,113	$1,933	$5,252	$3,784

Operating Expenses:
Research and development	5,056	6,630	9,795	14,912
General and administrative	2,062	2,556	4,121	5,013
Impairment of fixed assets	—	6,000	—	6,000

Total operating expenses	7,118	15,186	13,916	25,925

Loss from operations	(4,005)	(13,253)	(8,664)	(22,141)
Interest income	90	285	224	639
Interest expense	(191)	(495)	(392)	(1,022)
Income tax benefit	320	—	320	—

Net loss attributable to common stockholders	$(3,786)	$(13,463)	$(8,512)	$(22,524)

Net loss per common share, basic and diluted	$(0.17)	$(0.59)	$(0.37)	$(0.99)

Weighted average shares used in computing Net loss per common share	22,900	22,793	22,883	22,790

Balance Sheet Data
(in thousands)
(unaudited)

	June 30, 2003	Dec.31, 2002
Cash, cash equivalents and marketable securities	$23,323	$34,150
Working capital	10,004	16,361
Total assets	39,568	50,722
Capital leases and current portion long term debt	8,159	11,584
Long-term debt	4,325	4,501
Stockholders' equity	17,937	25,855

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Genaissance Pharmaceuticals Reports Second Quarter Results
Statements of Operations (Unaudited) (In thousands, except per share data)
Balance Sheet Data (in thousands) (unaudited)